EXHIBIT 10(d)18

BASE SALARIES OF NAMED EXECUTIVE OFFICERS

GULF POWER COMPANY

Effective as of March 1, 2008, the following are the annual base salaries of the Chief Executive Officer, Chief Financial Officer and certain other executive officers of Gulf Power Company.

Susan N. Story President and Chief Executive Officer	$396,084
Ronnie R. Labrato Vice President and Chief Financial Officer	$242,959
P. Bernard Jacob Vice President	$223,637
Theodore J. McCullough Vice President	$182,973
Bentina C. Terry Vice President	$209,572

Penny Manuel, Vice President of Southern Company Services, Inc., served as Vice President of the Company until August 2007. Ms. Manuel’s annual base salary for the year ended December 31, 2007 was $208,141.